Colombia's Solar Market Analysis
Market Investment Committee Memo
Chester, USA
June 18, 2025
This IC Memo includes projections and forward-looking information that represent Energea Global's assumptions and expectations in light of currently available information. Except for statements of historical fact, the information contained herein constitutes forward-looking statements and they are provided to allow potential investors the opportunity to understand management's beliefs and opinions in respect of the future so that they may use such beliefs and opinions as one factor in evaluating an investment. These forward-looking statements are not guarantees of future performance and necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance. For a comprehensive discussion on forward-looking statements and the risks associated with this investment, please refer to the Form Offering Circular.
All capitalized terms used herein have a meaning set forth in the Offering Circular.

Executive Summary
Colombia presents a compelling opportunity for Energea Portfolio 5 LATAM LP to launch its investment strategy with a strong foundation in a market that exhibits both structural readiness and economic need for distributed solar solutions. The country combines high solar, expensive electricity prices and significant gaps in energy infrastructure to set the stage for profitable Project and Loan opportunities. Colombia is well positioned to support the Company's capital deployment model.
The market is underdeveloped but advancing quickly, supported by recent legal reforms, improved investor protections, and a surge in private sector demand for cost-saving, reliable energy sources. the General Partner's investment thesis centers on distributed generation ("DG") projects ranging from rooftop systems to ground-mount arrays up to 10MW, particularly those backed by long-term offtake agreements with creditworthy corporate, utility, or government customers. Colombia's reliance on hydropower and vulnerability to climatic shifts further strengthens the case for solar as a complementary, dispatchable, and increasingly cheaper form of generation. Given Colombia's macroeconomic conditions and regulatory landscape, we believe our Projects and Borrowers can offer competitively priced electricity while leveraging USD-based capital to deliver attractive returns to the Company and its shareholders.
This investment aligns with the Company's broader strategy to pursue markets where energy prices are elevated, infrastructure gaps exist, and institutional protections for foreign capital are in place. Colombia's readiness for near-term project deployment and the growing maturity of local counterparties directly supports these goals.
Macroeconomic and Political Overview
Colombia is one of the largest and most stable economies in LATAM, with a diversified GDP led by energy, agriculture, services, and manufacturing. Its central bank has maintained credible inflation targeting, and the peso has stabilized after prior currency shocks. Industrial energy demand is on the rise, driven by a rebound in domestic manufacturing, supply chain nearshoring, and export diversification.
While President Gustavo Petro's administration has floated reforms in the power sector, none have disrupted the commercial DG market. Distributed solar is viewed as complementary to public infrastructure and offers relief from high utility costs, particularly during hydrological stress. Importantly, most DG projects fall outside the scope of centralized market regulation or state procurement channels. Investors face minimal exposure to political volatility at the federal level due to the decentralized and private nature of DG development.
Colombia maintains a robust network of trade and investment treaties, including agreements with the U.S. These frameworks provide dispute resolution pathways, FX transfer guarantees, and non-discriminatory treatment of foreign investors. Institutional strength, particularly in the financial and legal sectors, supports efficient project execution and contract enforcement.
Distributed Solar Market Opportunity
Colombia's solar resource profile enables consistent daily energy production and cost predictability. Distributed solar remains vastly underpenetrated despite soaring commercial power prices, which often exceed $0.18-$0.22/kWh USD for mid-sized commercial users. These tariffs are frequently indexed to hydro supply and commodity prices, creating cost instability for business customers. Solar generation offers a hedge against both hydro volatility and grid unreliability.
The Company's DG strategy targets projects below 10MW to bypass utility-scale permitting thresholds, allowing for streamlined interconnection and permitting. Commercial customers-particularly in logistics, food processing, retail, and agriculture-are actively seeking on-site or behind-the-meter solutions to manage energy costs. Energea Global has identified opportunities to structure multi-site community solar projects for municipal and industrial loads with high consumption during daylight hours.
Installation costs are competitive due to favorable labor costs, local EPC capacity, and improving equipment logistics. This, combined with elevated tariffs, creates a favorable spread between the levelized cost of electricity ("LCOE") and Customer offtake rates, even under conservative pricing assumptions. Colombia's DG market offers both volume and price arbitrage, with limited competition from incumbent utilities or national developers.
Emerging credit markets, along with interest from regional Development Finance Institutions ("DFIs") and development banks, signal increasing comfort with the DG asset class. Access to long-tenor Customer contracts and declining interconnection hurdles are accelerating timelines for project execution.
Policy, Legal and Regulatory Framework
Colombia's regulatory approach to DG has matured significantly. The Energy Transition Law includes useful tax incentives, but these are secondary to the legal and contractual frameworks that protect project finance structures. Fiducia mercantil (trust) instruments and commercial arbitration norms allow the Company to replicate the secured structures used in other markets. Investors can isolate Project cash flows and enforce Borrower collateral without judicial intervention.
CREG and UPME have clarified technical standards, interconnection procedures, and third-party energy service models. DG projects under 10MW enjoy relatively clear permitting paths, and net billing is allowed for qualified facilities. Commercial PPAs are widely accepted and enforceable under Colombian civil and contract law. FX transfer regulations remain flexible, and the Company may utilize USD-denominated or inflation-indexed COP contracts, depending on Customer/Borrower profile.
Legal risk is further reduced by Colombia's history of honoring private contracts and its membership in international arbitration forums. The Company's Colombian counsel has reviewed multiple PPA and lease precedents and confirmed strong enforceability standards for DG solar contracts.
Investment Thesis and Financial Considerations
Domestic financing is Colombia is very expensive, with real borrowing costs exceeding 20% in some cases within the solar segment. This dynamic allows the Company to offer Loans at relatively high interest rates. To reduce the FX exposure on those returns of interest, we will split the amortization to be calculated partially in USD and partially in COP. It's worth noting thw the COP had remaining quite stable against the USD for the past few years.
Modeled projects show levelized offtake rates of $0.15-$0.18/kWh, delivering project IRRs in the mid-teens. Creditworthy offtakers reduce default risk, and Colombia's legal environment supports enforceable collections.
The Company will underwrite Projects and Loans using the diligence framework developed by the General Partner, with emphasis on credit evaluation, technical vetting and FX risk management. Energea Global will utilize a combination of secured Loans and Project equity to allocate capital to strategic positions.
Colombia's competitive cost environment, mature legal system, and bankable tariff conditions offer favorable entry economics compared to other LATAM markets.
Risks and Mitigation
  Regulatory: DG projects are not subject to centralized auctions or state procurement. Permitting regimes are evolving but clear for projects under 10MW. Deep legal and regulatory analysis ensures compliance with regional statutes.
  FX: USD or inflation-adjusted COP PPAs help mitigate exposure. FX hedging tools are available locally, and Energea Global will underwrite currency risk conservatively.
  Legal: Trust structures ensure enforceability of payments. Arbitration clauses and cross-default protections provide legal recourse.
  Execution: Select only Development Companies with demonstrated expertise and sound businesses. Technical milestones tied to funding disbursements. The General Partner plays a significant capacity building role with our Development Company partners. We aspire to absolute alignment to fiercely compete against other market participants.
  Credit: Offtaker credit scoring and collateral thresholds. Parental guarantees where appropriate.
Recommendation
Colombia should be approved as the first eligible market under Energea Global Portfolio 5 LATAM LP. The country's DG sector offers a compelling mix of high tariffs, clear legal protections, rapid deployment potential, and virtually no reliance on government incentives. These features align squarely with the LATAM thesis: unlocking value in underserved distributed energy markets through efficient USD capital deployment.
Energea Global is prepared to deploy its standardized documentation, local advisory network, and underwriting model to scale in Colombia. The General Partner recommends IC approval based on deep due diligence and near-term execution readiness.

Signatures:

________________________________ Mike Silvestrini Partner	________________________________ Daniel Chavez Financial Analyst
________________________________ Juan Carvajales Senior Portfolio Manager	________________________________ Dave Rutty Director of Construction
________________________________ Isabella Mendonça General Counsel	________________________________ Francielle Assis HR & HSEC Legal Manager
________________________________ Julio Cezar dos Santos de Morais Electrical Engineer	________________________________ Paulo Vieira Director of Operations & Maintenance